Exhibit 99.1

News Release
Date: August 2, 2011 Nalco Reports Strong Second-Quarter 2011 Financial Results	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Lisa Curran 630 305 1475 llcurran@nalco.com

•	Record second-quarter sales; up 16 percent excluding prior-year sales of approximately $70 million from Gulf of Mexico response

•	100 basis point increase in sequential Adjusted EBITDA margin

•	Pricing gains on track to fully offset current-year raw material and freight headwinds by the end of the third quarter

•	As previously announced on July 20, 2011, the Company increased 2011 Adjusted EBITDA guidance from $735 million to $740 million and Adjusted EPS guidance from $1.65 to $1.70

•

Also announced on July 20, 2011, the Company entered into a definitive merger agreement with Ecolab Inc. that valued Nalco at $38.80 per share, representing a 34 percent premium to Nalco’s closing stock price on July 19, 2011

(Naperville, Ill.) Nalco (NYSE: NLC), providing essential expertise for water, energy and air, reported results for the second quarter ending June 30, 2011.

Second-Quarter Highlights

•

Record sales of $1.2 billion were up 8 percent over last year. Excluding approximately $70 million in sales from the Gulf of Mexico emergency response in the year ago period, sales grew 16 percent. A notable increase of 3 percent in price is reflected in the strong performance as well as 8 percent volume growth and a favorable currency impact of 5 percent.

•

Achieved Adjusted EBITDA of $175 million versus $199 million in the prior year (See Attachment 4). Adjusted EBITDA grew 13 percent, excluding $44 million of Adjusted EBITDA associated with one-time Gulf response sales. Adjusted EBITDA margin increased 100 basis points sequentially as pricing gains began to more fully offset raw material and freight headwinds.

•

Diluted earnings per share (EPS) were 42 cents compared to 41 cents in the year-ago quarter. Adjusted EPS was 47 cents compared to 41 cents per share in the prior year (which includes 20 cents EPS associated with Gulf response sales) and reflects solid operating earnings, reduced interest expense and a significantly lower tax rate in the quarter. (See Attachment 8). At our current expected adjusted full-year tax rate of 34 percent, our Adjusted EPS for the quarter would have been 40 cents.

NALCO COMPANY

•	Strategic merger creates $11 billion global leader in cleaning, sanitizing and water management, serving institutional, industrial and energy, oil and gas markets

“Our strong performance with high revenue growth and accelerated price escalation, delivered solid earnings growth and positions us well for the second half of 2011 and into 2012,” said Nalco Chairman and Chief Executive Officer Erik Fyrwald. “I’m very proud of how our sales professionals, supported by the rest of our team, are working to deliver and share value with our customers in an environment of record raw material costs.”

“Our planned merger with Ecolab will create even more value as our companies come together – combining Ecolab’s leading capabilities in cleaning and sanitization with our leading positions in water, process and energy services. In addition to $150 million in previously stated cost synergies, we see significant revenue synergy opportunities including taking advantage of Ecolab’s very strong positions in Food & Beverage and Institutional markets where Nalco has strong offerings and attractive margins but a smaller position. Together we can accelerate growth of our water services business in these markets. We also see opportunities to further improve profitability and earnings consistency through corporate account management, business execution, strategic sourcing and other approaches that Ecolab has effectively demonstrated through the years.”

Segment and Region Details (See Attachments 5 and 6)

Segment	Sales Three Months ended June 30, 2011 (in $million)	Year-Over- Year Increase	Year-Over- Year Organic Increase (Decrease)	Direct Contribution (in $million)	Year-Over- Year Increase (Decrease)
Paper Services	$211.2	16.5%	11.0%	$31.7	11.3%
Water Services	488.5	13.7%	10.9%	82.0	6.8%
Energy Services	475.9	0.1%	(5.1)%	90.7	(25.7)%
Exc. Gulf sales		17.1%	11.0%		15.7%

Total	$1,175.6	8.2%	3.9%	$204.4	(10.1)%

Total exc. Gulf sales		15.6%	11.0%		11.3%

Paper Services: Sales grew 11 percent organically to $211 million, led by double-digit growth in the Americas. Direct contribution improved 11 percent over the prior year driven by volume growth and pricing gains. Direct contribution margin declined 80 basis points from the prior year, reflecting raw material and freight headwinds not yet fully offset by pricing gains.

Water Services: Sales of $489 million increased 11 percent organically, led by double-digit growth in Food & Beverage and Mining sales. Heavy industry organic sales grew

NALCO COMPANY

12 percent while light industry grew 3 percent. Direct contribution improved 7 percent over the prior year driven by volume growth and pricing gains. Direct contribution margin declined 110 basis points versus the prior year, reflecting raw material headwinds and the impact from substantial BRIC+ hires last year.

Energy Services: Sales of $476 million increased 11 percent organically, excluding Gulf sales, led by substantial growth in Adomite and Enhanced Oil Recovery and double-digit Downstream sales growth. Direct contribution, excluding Gulf response sales, increased 16 percent over the prior year, reflecting volume growth and pricing gains, partially offset by increased raw material and freight costs. Direct contribution margin, excluding Gulf response sales, declined only 20 basis points.

The effective tax rate in the quarter was 20.1 percent reflecting the release of a portion of the valuation allowance against certain foreign deferred tax assets, partly offset by net additional tax reserve accruals. Excluding the impact of restructuring expenses the Adjusted Effective Tax Rate was 21.5 percent (See Attachment 9).

2011 Expectations

“Based on our record second-quarter sales, continued progress in offsetting raw material cost inflation with price increases, and our confidence that we will achieve our full-year productivity targets, we have updated our outlook for 2011 performance,” Fyrwald said.

As announced on July 20, 2011, the Company now expects full-year Adjusted EBITDA of $740 million and Adjusted EPS of roughly $1.70, compared to its prior expectation of $735 million and $1.65, respectively. The Adjusted Effective Tax Rate for the year is expected to be approximately 34 percent, one percentage point lower than the guidance provided last quarter.

Expected 2011 Free Cash Flow remains at $85 million, reflecting both the earnings and one-time impacts of tax from divestitures, and roughly $35 million of higher rent and profit sharing payments. The Company is on track to deliver its $100 million productivity commitment. Additional information on the previously mentioned tax benefit in the second quarter and the Company’s 2011 expectations is available in the second quarter 2011 Investor Supplement on the Company’s website at www.nalco.com/investors.

Conference Call/Webcast

Nalco will discuss second-quarter 2011 results in a conference call and audio-only webcast to be held on Wednesday, August 3rd at 10 a.m. ET. Information on the conference call and webcast is available on our website at www.nalco.com/investors.

About Nalco

Nalco is the world’s largest sustainability services company focused on industrial water, energy and air applications; delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, enhance air quality, minimize environmental releases and improve productivity and end products while boosting the bottom line. Together our comprehensive solutions contribute to the sustainable development of customer operations. Nalco is a member of the Dow Jones Sustainability World and

NALCO COMPANY

North America Indexes. More than 12,000 Nalco employees operate in 150 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2010, Nalco achieved sales of $4.25 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com/investors. EBITDA is a non-GAAP measure used by management as an internal operating metric and for enterprise valuation purposes. Adjusted EBITDA is a non-GAAP measure that includes adjusting for restructuring expenses and unusual items. Reconciliation to net earnings is included in Attachment 4. Free Cash Flow is reconciled on Attachment 7 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Noncontrolling Interest charges. Adjusted EPS is a non-GAAP measure that includes adjusting for restructuring expenses and unusual items. Reconciliation to reported EPS as shown on Nalco’s Statement of Operations is included in Attachment 8. Adjusted Effective Tax Rate is defined as the income tax provision excluding the tax expense (benefit) of specified transactions, divided by earnings before income taxes excluding the earnings (loss) before income taxes attributable to those specified transactions. It is reconciled to the actual effective tax rate on Attachment 9. In addition, Nalco may discuss sales growth in terms of reported (actual), organic (reported less foreign currency and acquisition/divestiture/merger/joint venture/perimeter impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs) The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

Cautionary Statements Regarding Forward-Looking Information

This communication includes forward-looking statements concerning the company’s financial results and outlook for 2011, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially froam those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and cleanup costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers and other third parties, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the company in its most recent filing on Form 10-K and other Securities and Exchange Commission filings. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements.

This communication also contains other forward-looking statements that include, but are not limited to, statements regarding benefits of the merger, integration plans and expected synergies, the expected timing of completion of the merger, and anticipated future financial and operating performance and results, including estimates for growth. These statements are based on the current expectations of management of Nalco Holding Company (“Nalco”) and Ecolab Inc. (“Ecolab”), as applicable. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These risks and uncertainties include (i) the risk that the stockholders of Nalco may not adopt the merger agreement, (ii) the risk that the stockholders of Ecolab may not approve the issuance of Ecolab common stock to Nalco stockholders in the merger, (iii) the risk that the companies may be unable to obtain regulatory approvals required for the merger, or that required regulatory approvals may delay the merger or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the merger, (iv) the risk that the conditions to the closing of the merger may not be satisfied, (v) the risk that a material adverse change, event or occurrence may affect Nalco or Ecolab prior to the closing of the merger and may delay the merger or cause the companies to abandon the merger, (vi) the risk that an unsolicited offer by another company to acquire shares or assets of

NALCO COMPANY

Nalco or Ecolab could interfere with or prevent the merger, (vii) problems that may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, (viii) the possibility that the merger may involve unexpected costs, unexpected liabilities or unexpected delays, (ix) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies currently expect, (x) the risk that the businesses of the companies may suffer as a result of uncertainty surrounding the merger and (xi) the risk that disruptions from the transaction will harm relationships with customers, employees and suppliers.

Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of Nalco, Ecolab and the combined company. For a further discussion of these and other risks and uncertainties applicable to the respective businesses of Nalco and Ecolab, see the Annual Reports on Form 10-K of Nalco and Ecolab for the fiscal year ended December 31, 2010 and the companies’ other public filings with the Securities and Exchange Commission (the “SEC”). These risks, as well as other risks associated with the merger, will be more fully discussed in the joint proxy statement/prospectus that will be included in the Registration Statement on Form S-4 that Ecolab will file with the SEC in connection with the merger. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication. Neither Nalco nor Ecolab undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Additional Information and Where to Find It

Ecolab will file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Nalco and Ecolab that will also constitute a prospectus of Ecolab relating to the proposed transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about Nalco, Ecolab and the proposed merger. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the registration statement and joint proxy statement/prospectus (when they become available) may be obtained free of charge by accessing Nalco’s website at www.nalco.com by clicking on the “Investors” link and then clicking on the “SEC Filings” link or by writing Nalco at 1601 West Diehl Road, Naperville, Illinois 60563, Attention: Corporate Secretary or by accessing Ecolab’s website at www.ecolab.com by clicking on the “Investor” link and then clicking on the “SEC Filings” link or by writing Ecolab at 370 Wabasha Street North, Saint Paul, Minnesota, 55102, Attention: Corporate Secretary and security holders may also read and copy any reports, statements and other information filed by Nalco or Ecolab with the SEC, at the SEC public reference room at 100 F Street, N.E.,Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Merger Solicitation

Nalco, Ecolab and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Nalco’s directors and executive officers is available in its proxy statement filed with the SEC by Nalco on March 14, 2011 in connection with its 2011 annual meeting of shareholders, and information regarding Ecolab’s directors and executive officers is available in its proxy statement filed with the SEC by Ecolab on March 18, 2011 in connection with its 2011 annual meeting of shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Non-Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	EBITDA (Unaudited)
5.	Segment Information (Unaudited)
6.	Regional Performance (Unaudited)
7.	Free Cash Flow (Unaudited)
8.	Earnings Per Share Data (Unaudited)
9.	Adjusted Effective Income Tax Rate (Unaudited)

Nalco Holding Company and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in millions)

	(Unaudited)
	June 30, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$82.7	$128.1
Accounts receivable, less allowances of $12.1 in 2011 and $13.2 in 2010	876.2	765.5
Inventories:
Finished products	315.4	246.0
Materials and work in process	113.8	84.0

	429.2	330.0
Prepaid expenses, taxes and other current assets	229.1	211.1

Total current assets	1,617.2	1,434.7

Property, plant, and equipment, net	764.3	729.1
Intangible assets:
Goodwill	1,842.2	1,844.1
Other intangibles, net	1,007.8	1,023.3
Other assets	212.7	192.5

Total assets	$5,444.2	$5,223.7

Liabilities and equity
Current liabilities:
Accounts payable	$396.1	$356.5
Short-term debt	117.2	90.0
Other current liabilities	406.9	411.7

Total current liabilities	920.2	858.2

Other liabilities:
Long-term debt	2,665.5	2,782.0
Deferred income taxes	273.1	260.3
Accrued pension benefits	395.5	405.6
Other liabilities	209.9	190.1

Total liabilities	4,464.2	4,496.2

Equity:
Nalco Holding Company shareholders’ equity	948.6	696.8
Noncontrolling interest	31.4	30.7

Total equity	980.0	727.5

Total liabilities and equity	$5,444.2	$5,223.7

ATTACHMENT 1

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(dollars in millions, except per share amounts)

	Three Months ended June 30, 2011	Three Months ended June 30, 2010*	Six Months ended June 30, 2011	Six Months ended June 30, 2010*
Net sales	$1,175.6	$1,086.6	$2,237.0	$2,043.2
Operating costs and expenses:
Cost of product sold	692.9	600.9	1,310.6	1,124.4
Selling, administrative, and research expenses	341.5	319.3	663.6	617.1
Amortization of intangible assets	9.9	10.7	19.6	21.4
Restructuring expenses	11.0	0.7	12.0	2.2
Gain on divestitures	—	—	(136.0)	—

Total operating costs and expenses	1,055.3	931.6	1,869.8	1,765.1

Operating earnings	120.3	155.0	367.2	278.1

Other income (expense), net	0.3	1.4	(5.8)	(17.5)
Interest income	0.8	0.7	1.0	2.9
Interest expense	(47.2)	(58.4)	(95.5)	(117.1)

Earnings before income taxes	74.2	98.7	266.9	146.4

Income tax provision	14.9	41.8	87.2	63.4

Net earnings	59.3	56.9	179.7	83.0

Less: Net earnings attributable to noncontrolling interests	0.9	0.2	3.9	1.1

Net earnings attributable to Nalco Holding Company	$58.4	$56.7	$175.8	$81.9

Net earnings per share attributable to Nalco Holding Company common shareholders:
Basic	$0.42	$0.41	$1.27	$0.59

Diluted	$0.42	$0.41	$1.26	$0.59

Weighted-average shares outstanding (millions):
Basic	138.8	138.3	138.8	138.3

Diluted	140.0	139.2	139.9	139.2

Cash dividends declared per share	$0.035	$0.035	$0.07	$0.07

*	Excluding sales of dispersant products used for the Gulf of Mexico emergency response in the year-ago period, results would have been as follows for the three months and six months ended June 30, 2010, respectively: Net sales – $1,017.4 and $1,974.0; Cost of product sold – $577.9 and $1,101.4; Selling, administrative and research expenses – $316.6 and $614.4; Total operating costs and expenses – $905.9 and $1,739.4; Operating earnings – $111.5 and $234.6; Earnings before income taxes – $55.2 and $102.9; Income tax provision – $25.5 and $47.1; Net earnings – $29.7 and $55.8; Net earnings attributable to Nalco Holding Company – $29.5 and $54.7; Basic earnings per share – $0.21 and $0.39; Diluted earnings per share – $0.21 and $0.39.

ATTACHMENT 2

Nalco Holding Company and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(dollars in millions)

	Six Months ended June 30, 2011	Six Months ended June 30, 2010
Operating activities
Net earnings	$179.7	$83.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	66.3	61.1
Amortization	19.6	21.4
Gain on divestitures	(136.0)	—
Amortization of deferred financing costs	5.9	6.1
Loss on early extinguishment of debt	2.8	—
Other, net	14.7	48.6
Changes in operating assets and liabilities	(178.5)	(116.1)

Net cash (used for) provided by operating activities	(25.5)	104.1

Investing activities
Additions to property, plant, and equipment, net	(83.7)	(57.8)
Business purchases	(6.9)	(6.0)
Net proceeds from business divestitures	198.4	—
Other, net	6.4	(0.3)

Net cash provided by (used for) investing activities	114.2	(64.1)

Financing activities
Cash dividends	(14.6)	(9.7)
Changes in short-term debt, net	(1.0)	(48.1)
Proceeds from long-term debt	89.4	64.0
Repayments of long-term debt	(205.8)	(0.1)
Redemption premium on early extinguishment of debt	(3.0)	—
Deferred financing costs	(1.2)	(1.5)
Other, net	(5.2)	(1.7)

Net cash (used for) provided by financing activities	(141.4)	2.9
Effect of exchange rate changes on cash and cash equivalents	7.3	(21.3)

(Decrease) increase in cash and cash equivalents	(45.4)	21.6
Cash and cash equivalents at beginning of period	128.1	127.6

Cash and cash equivalents at end of period	$82.7	$149.2

ATTACHMENT 3

Nalco Holding Company and Subsidiaries

EBITDA

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2011	Three Months ended June 30, 2010		Six Months ended June 30, 2011	Six Months ended June 30, 2010
Net earnings attributable to Nalco Holding Company	$58.4	$56.7		$175.8	$81.9
Income tax provision	14.9	41.8		87.2	63.4
Interest expense, net of interest income	46.4	57.7		94.5	114.2
Depreciation	34.0	30.9		66.3	61.1
Amortization	9.9	10.7		19.6	21.4

EBITDA	163.6	197.8		443.4	342.0
Restructuring expenses	11.0	0.7		12.0	2.2
Loss on early extinguishment of debt	—	—		2.8	—
Gain on divestitures	—	—		(136.0)	—
Foreign exchange loss from devaluation of Venezuelan bolivar fuerte	—	—		—	18.4

Adjusted EBITDA	$174.6	$198.5	[1]	$322.2	$362.6	[1]

[1]

Excluding EBITDA contributed by sales of dispersant products used for the Gulf of Mexico emergency response, Adjusted EBITDA would have been $155.0 and $319.1 for the three months and six months ended June 30, 2010, respectively.

ATTACHMENT 4

Nalco Holding Company and Subsidiaries

Segment Information

(Unaudited)

(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended June 30, 2011	Three Months ended June 30, 2010		Six Months ended June 30, 2011	Six Months ended June 30, 2010
Water Services	$488.5	$429.7		$931.4	$843.3
Paper Services	211.2	181.3		408.6	359.6
Energy Services	475.9	475.6	[1]	897.0	840.3	[1]

Net sales	$1,175.6	$1,086.6		$2,237.0	$2,043.2

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes:

	Three Months ended June 30, 2011	Three Months ended June 30, 2010		Six Months ended June 30, 2011	Six Months ended June 30, 2010
Segment direct contribution:
Water Services	$82.0	$76.8		$149.8	$155.3
Paper Services	31.7	28.6		60.8	58.4
Energy Services	90.7	121.9	[2]	173.0	202.8 [2]

Total segment direct contribution	204.4	227.3		383.6	416.5

Expenses not allocated to segments:
Administrative expenses	63.2	60.9		120.8	114.8
Amortization of intangible assets	9.9	10.7		19.6	21.4
Restructuring expenses	11.0	0.7		12.0	2.2
Gain on divestitures	—	—		(136.0)	—

Operating earnings	120.3	155.0		367.2	278.1
Other income (expense), net	0.3	1.4		(5.8)	(17.5)
Interest income	0.8	0.7		1.0	2.9
Interest expense	(47.2)	(58.4)		(95.5)	(117.1)

Earnings before income taxes	$74.2	$98.7		$266.9	$146.4

[1]

Excluding sales of dispersant products used for the Gulf of Mexico emergency response in the year-ago period, Energy Services net sales would have been $406.4 and $771.1 for the three months and six months ended June 30, 2010, respectively.

[2]

Excluding sales of dispersant products used for the Gulf of Mexico emergency response in the year-ago period, Energy Services direct contribution would have been $78.4 and $159.3 for the three months and six months ended June 30, 2010, respectively.

ATTACHMENT 5

Nalco Holding Company and Subsidiaries

Regional Performance

(Unaudited)

(dollars in millions)

The following table presents, by region, net sales for the period, the changes in reported and organic net sales from the year-ago period, the Adjusted EBITDA margin for the period, and the basis-points (bps) changes in Adjusted EBITDA margin from the year-ago period:

	Three Months ended June 30, 2011	Reported Year-Over- Year Increase	Year-Over- Year Organic Increase (Decrease)		Adjusted EBITDA Margin	Year-Over- Year (Decrease) bps
Region:
North America	$574.5	0.6%	(1.2	)% [1]	16.2%	(420	) [2]
Latin America	132.1	20.4%	14.2%		14.8%	(650)
EAME	272.5	14.2%	7.8%		13.0%	(110)
Asia	196.5	17.5%	9.2%		13.6%	(160)

Total net sales by region	$1,175.6	8.2%	3.9	% [1]	14.9%	(340	) [2]

[1]	Excluding sales of dispersant products used for the Gulf of Mexico emergency response in the year-ago period, North America and total organic sales increased 12.4% and 11.0%, respectively.

[2]

Excluding impact of sales of dispersant products used for the Gulf of Mexico emergency response in the year-ago period, North America Adjusted EBITDA margin increased 170 bps and total Adjusted EBITDA margin decreased 30 bps.

	Six Months ended June 30, 2011	Reported Year-Over- Year Increase	Year-Over- Year Organic Increase		Adjusted EBITDA Margin	Year-Over- Year (Decrease) bps
Region:
North America	$1,091.2	6.9%	4.9	% [1]	15.0%	(360	) [2]
Latin America	244.4	18.2%	13.2%		14.5%	(540)
EAME	526.4	8.2%	6.0%		13.5%	(240)
Asia	375.0	14.0%	8.0%		13.9%	(250)

Total net sales by region	$2,237.0	9.5%	6.5	% [1]	14.4%	(330	) [2]

[1]	Excluding sales of dispersant products used for the Gulf of Mexico emergency response in the year-ago period, North America and total organic sales increased 12.5% and 10.2%, respectively.

[2]

Excluding impact of sales of dispersant products used for the Gulf of Mexico emergency response in the year-ago period, North America and total Adjusted EBITDA margin decreased 40 bps and 180 bps, respectively.

ATTACHMENT 6

Nalco Holding Company and Subsidiaries

Free Cash Flow

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2011	Three Months ended June 30, 2010	Six Months ended June 30, 2011	Six Months ended June 30, 2010
Net cash provided by (used for) operating activities	$0.8	$102.4	$(25.5)	$104.1
Net earnings attributable to noncontrolling interests	(0.9)	(0.2)	(3.9)	(1.1)
Additions to property, plant, and equipment, net	(47.2)	(31.4)	(83.7)	(57.8)

Free cash flow	$(47.3)	$70.8	$(113.1)	$45.2

ATTACHMENT 7

Nalco Holding Company and Subsidiaries

Earnings Per Share Data

(Unaudited)

	Three Months ended June 30, 2011	Three Months ended June 30, 2010		Six Months ended June 30, 2011	Six Months ended June 30, 2010
Adjusted earnings per share attributable to Nalco Holding Company*	$0.47	$0.41	[1]	$0.73	$0.73 [1]
Restructuring expenses, net of tax	(0.05)	—		(0.06)	(0.02)
Loss on early extinguishment of debt, net of tax	—	—		(0.01)	—
Gain on divestitures, net of tax	—	—		0.60	—
Foreign exchange loss from devaluation of
Venezuelan bolivar fuerte, net of tax	—	—		—	(0.10)
Deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits	—	—		—	(0.02)
Diluted net earnings per share attributable to Nalco Holding Company, as reported	$0.42	$0.41	[1]	$1.26	$0.59 [1]

*	Excludes after-tax impact of restructuring expenses, loss on early extinguishment of debt, gain on divestitures, foreign exchange loss from devaluation of Venezuelan bolivar fuerte, and deferred tax adjustment for reduced tax deductibility of postretirement prescription drug benefits.

[1]	Includes 20 cents diluted earnings per share impact attributable to the net earnings contributed by the sale of dispersant products used for the Gulf of Mexico emergency response.

ATTACHMENT 8

Nalco Holding Company and Subsidiaries

Adjusted Effective Income Tax Rate

(Unaudited)

(dollars in millions)

	Three Months ended June 30, 2011
	Earnings before Income Taxes	Income Tax Provision	Effective Income Tax Rate
As reported	$74.2	$14.9	20.1%
Less:
Restructuring expenses	(11.0)	(3.4)

As adjusted	$85.2	$18.3	21.5%

	Six Months ended June 30, 2011
	Earnings before Income Taxes	Income Tax Provision	Effective Income Tax Rate
As reported	$266.9	$87.2	32.7%
Less:
Restructuring expenses	(12.0)	(3.7)
Loss on early extinguishment of debt	(2.8)	(1.1)
Gain on divestitures	136.0	52.5

As adjusted	$145.7	$39.5	27.1%

ATTACHMENT 9